AMENDMENT NO. 1

TO

SUB-ADVISORY AGREEMENT (THE “AGREEMENT”)

This Amendment No.1 (the “Amendment”) made this 27th day of April, 2018, amends the Agreement, dated December 5, 2013, by and among Great-West Capital Management, LLC, a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Massachusetts Financial Services Company, a corporation organized under the laws of the State of Delaware, registered as an investment adviser under the Investment Advisers Act of 1940 (the “Sub-adviser”), and Great-West Funds, Inc., a Maryland corporation (the “Fund”), on behalf of Great-West International Value Fund (formerly Great-West MFS International Value Fund) (the “Portfolio”).

WHEREAS, pursuant to the Agreement, the Adviser employs and authorizes the Sub-adviser to act as an investment sub-adviser to the Portfolio and, in accordance with the terms and conditions of the Agreement, manage the investment and reinvestment of the assets of the Portfolio;

WHEREAS, the Adviser has determined to employ and authorize the Sub-adviser to act as discretionary portfolio manager of certain assets of the Portfolio which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”).

NOW THEREFORE, this Amendment amends the Agreement, effective as of the date above, as follows:

1.        Schedule A to the Agreement is amended by replacing “Great-West MFS International Value Fund” with “Great-West International Value Fund.”

2.        All references in the Agreement to the “Portfolio” or “Portfolios” are deleted and replaced with “Fund Account,” with the following exceptions:

a.        Article II, Section D - Limitations on Advisory Services is amended by deleting paragraph (1) in its entirety and replacing it with the following:

“The Sub-adviser shall perform the services under this Agreement subject to the review of the Adviser and the Board and in a manner consistent with the investment objectives, policies, and restrictions of the Fund Account, the Portfolio and/or Fund as stated in the Fund’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”), its Articles of Incorporation and Bylaws, each as amended from time to time, and the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”). The Sub-adviser will be entitled to rely on all documents furnished by the Adviser. The Adviser will continue to provide all of the services described in the Advisory Agreement other than those services delegated to the Sub-adviser pursuant to this Agreement. The Adviser acknowledges that the Sub-adviser is not the compliance agent for the Fund Account, the Portfolio or the Adviser and does not hold the Fund Account’s or the Portfolio’s official books and

GW – MFS 1st Amendment to Sub-Advisory Agreement (Intl Value)

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records necessary to perform certain compliance testing. The Sub-adviser shall perform such compliance testing for the Fund Account based on its own books and records relating to the Fund Account as may be reasonably requested by the Adviser.

 b.        Article II, Section D - Limitations on Advisory Services is further amended by deleting paragraph (3) in its entirety and replacing it with the following:

“The Sub-adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1 and 17a-10 under the Investment Company Act of 1940, as amended, to the extent prohibited under, or necessary to comply with the relevant exemptions under, the Investment Company Act of 1940, the Sub-adviser (i) will not consult with any other sub-adviser of the Portfolio concerning the Sub-adviser’s or its affiliated persons’ transactions with the Portfolio in securities or other assets of the Portfolio, and (ii) will be limited to providing investment advice to the Portfolio with respect to the Fund Account.”

c.        All references in Article VI – Effectiveness; Term; Termination; Amendment to the “Portfolios” are deleted and replaced with “Portfolio.”

3.        Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

4.        Except as amended hereby, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

Witness:	GREAT-WEST CAPITAL MANAGEMENT, LLC
By:
Name:	Title:
	Address:	8515 East Orchard Road
Greenwood Village, CO 80111
Attn: Secretary

Witness:	GREAT-WEST FUNDS, INC.,
on behalf of Great-West International Value Fund
Name:	By:
Title:
	Address:	8515 East Orchard Road
Greenwood Village, CO 80111
Attn: Secretary

Witness:	MASSACHUSETTS FINANCIAL SERVICES
COMPANY
Name:	By:
Title:
	Address:	Massachusetts Financial Services
Company
111 Huntington Avenue
Boston, MA 02199
Attn: Secretary